Exhibit 99

Contact:
Victor Chynoweth
206/701-2280
victorc@cray.com

CRAY INC. ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE SENIOR
SUBORDINATED NOTES

SEATTLE (November 29, 2004) – Cray Inc. (Nasdaq NM: CRAY) today announced that it intends to offer $60 million of convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also plans to grant the initial purchaser of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes.

The Company intends to use the net proceeds from the offering to support our operations and growth and for other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or any shares of the Company’s common stock and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The notes and the underlying shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Any offer of the notes will be made exclusively by means of a private offering memorandum to qualified institutional buyers.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above, including whether the offering of the notes can be completed. For a discussion of such risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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